Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel
P.O. Box 626	(276) 629-6614 – Investors
Bassett, VA 24055
Jay S. Moore
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Profit for Fourth Quarter of 2009

(Bassett, Va.) – January 27, 2010 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fiscal quarter ended November 28, 2009.

Sales for the quarter ended November 28, 2009 were $59.5 million as compared to $61.7 million for the quarter ended November 29, 2008, a decrease of 3.5%. Gross margins for the fourth quarter of 2009 and 2008 were 46.5% and 40.0%, respectively. The margin increase over 2008 was primarily from a greater mix of the Company’s sales through the retail segment, as well as improved margins in both the wholesale and retail segments. Selling, general and administrative expenses, excluding bad debt and notes receivable valuation charges, decreased $2.3 million for the fourth quarter of 2009 as compared to the comparable quarter of 2008 primarily due to lower spending. The Company also recorded $2.2 million of bad debt and notes receivable valuation charges during the fourth quarter of 2009 as compared to $5.8 million for the fourth quarter of 2008, a $3.6 million decrease. The Company reported net income of $2.6 million, or $0.22 per share, for the quarter ended November 28, 2009, as compared to a net loss of $37.8 million, or $3.24 per share, for the quarter ended November 29, 2008.

The results for the quarter ended November 28, 2009 included a $1.7 million tax benefit associated with a one-time carryback of net operating losses due to a recent change in tax law and $1.6 million of proceeds from the Continued Dumping & Subsidy Offset Act (CDSOA) and unusual pretax charges of $1.1 million associated with the closure of the Company’s fiberboard manufacturing facility in Bassett, Va., $0.5 million associated with the impairment of remaining goodwill and $0.4 million associated with the update to certain assumptions around existing lease termination accruals. The results for the quarter ended November 29, 2008 included $2.1 million of proceeds from the CDSOA, a $23.4 million charge to write-off substantially all of the Company’s deferred tax assets, a $3.8 million pretax charge to write-off goodwill and other intangibles and a $3.1 million pretax charge associated with other than temporary impairments of the marketable securities portfolio. Excluding these items, net income for the quarter ended November 28, 2009 would have been $1.2 million as compared to a net loss of $9.7 million for the quarter ended November 29, 2008. See the attached Reconciliation of Net Income (Loss) as Reported to Net Income (Loss) as Adjusted to compare quarter over quarter results without these items.

“The Company’s ongoing focus on expense reduction and working capital management began to bear fruit in the fourth quarter as we were able to post a modest profit,” said Robert H. Spilman Jr., president and chief executive officer. “More importantly, perhaps, we produced $6.1 million of operating cash flow for the quarter. This marks the Company’s third consecutive quarter generating positive operating cash.

“Our industry remains in the grasp of a brutal sales slump,” Mr. Spilman continued. “Until consumers begin to feel significantly better about the state of the economy and the safety of their jobs, we must continue to concentrate on finding ways to successfully operate at reduced sales levels. Consequently, we will once again make positive cash flow the key benchmark for 2010 as we fight for all of the market share we can garner.”

Wholesale Segment

Net sales for the wholesale segment were $44.8 million for the fourth quarter of 2009 as compared to $51.3 million for the fourth quarter of 2008, a decrease of 12.7%. Approximately 50% of wholesale shipments during the fourth quarter of 2009 were imported products compared to 53% for the fourth quarter of 2008. Gross margins for the wholesale segment were 32.5% for the fourth quarter of 2009 as compared to 27.7% for the fourth quarter of 2008. Wholesale SG&A, excluding bad debt and notes receivable valuation charges, decreased $3.1 million during the fourth quarter of 2009 as compared to the fourth quarter of 2008 due primarily to lower sales and continued cost cutting measures. The Company recorded $2.2 million of bad debt and notes receivable valuation charges for the fourth quarter of 2009 as compared to $5.7 million for the fourth quarter of 2008. This significant decrease in charges is primarily due to the Company working diligently with its licensees to control increases in accounts receivable exposure.

“Once again, we have made progress in reducing the expense structure of our wholesale operations,” Mr. Spilman added. “Furthermore, we were able to improve our wholesale margins during the second half of 2009 by streamlining our product assortment, reducing wholesale inventory markdowns, aggressively managing labor costs, and experiencing lower ocean freight expenses. The previously announced closing of our fiberboard operations will also strengthen our overall wholesale margins going forward and will mitigate some of the inflationary pressure that we are beginning to feel in the early part of 2010.

“Nevertheless, our near term objective in the wholesale division is to slow top-line attrition and ultimately return to growing the business,” continued Mr. Spilman. “We believe that wholesale growth is key to the long-term success of the Company. While difficult, we believe that the emphasis on our custom upholstery and dining programs, our home entertainment offerings, and achieving greater penetration within our targeted channels of distribution will enable us to accomplish our internal goals in 2010.”

Retail Segment

During the year ended November 28, 2009, the Company acquired nine stores from licensees, one of which was acquired during the fourth quarter of 2009. In addition, the Company closed four under-performing stores. The total Company-owned store count as of November 28, 2009 was 36, of which 26 were comparable stores (stores owned and operated by the Company longer than one year).

	November 29, 2008	Stores Acquired	Stores Closed	November 28, 2009
Corporate store count	31	9	4	36

The total Company-owned store network had net sales of $27.5 million for the fourth quarter of 2009, as compared to $22.6 million in the fourth quarter of 2008, an increase of 21.4%. The increase was comprised of a $7.7 million increase from stores acquired in 2009, offset by a $1.8 million decrease from stores closed in 2009 and a $1.0 million decrease from a decline in comparable store sales of 4.8%.

Gross margins for the Company-owned store network were 48.8% for the fourth quarter of 2009 as compared to 45.9% for the fourth quarter of 2008. Gross margins as compared to the third quarter of 2009 increased by 3.7 percentage points as the Company performed a network-wide inventory reduction sale in the third quarter which resulted in lower gross margins. Margins for the fourth quarter have also increased due to improved pricing and promotional strategies. As a percentage of sales, SG&A decreased 6.1 percentage points to 51.6% due to continued cost containment efforts during the quarter. Total retail operating losses decreased $1.9 million from the fourth quarter of 2008 to $0.8 million for the fourth quarter of 2009. On a comparable store basis, retail operating losses were reduced by 69% to $0.5 million.

“Our corporate retail team continued to improve the operations of the Company-owned stores,” said Mr. Spilman. “They reduced the network’s loss by 70% or $1.9 million for the quarter when compared to the prior year quarter. This was accomplished primarily through new pricing strategies that improved gross margins by 290 basis points and continued cost containment efforts that lowered SG&A by 610 basis points. Looking forward, the Company will continue to acquire licensee stores when that course of action represents the most sensible business outcome. The performance in the fourth quarter gives us more confidence that these acquisitions can ultimately be accomplished without significant damage to the operating performance of the Company.”

Balance Sheet and Cash Flow

The Company generated $6.1 million in operating cash flow during the fourth quarter of 2009 through improved inventory management and continued cost cutting efforts. Cash flow from operations for the year ended November 28, 2009 was $4.2 million, as compared to $19.0 million operating cash used for the year ended November 29, 2008. The Company increased its overall cash position for the year ended November 28, 2009 by $19.4 million primarily through $19.3 million of net investment redemptions, $4.2 million of operating cash flow and $3.7 million in dividends from the investment in the International Home Furnishings Center (IHFC), partially offset by dividend payments of $1.1 million and net payments on the Company’s revolving credit facility of $4.0 million.

In addition to the $23.2 million of cash on-hand, the Company has investments of $14.9 million, consisting of $13.9 million in marketable securities and $1.0 million in the Alternative Asset Fund. In anticipation of a debt refinancing for IHFC, it is likely that dividend distributions will decrease or be eliminated for 2010. The Company does not believe that this will be materially detrimental to its overall liquidity. With the current level of cash on-hand coupled with the investment holdings and the $4.7 million of availability on the revolver, the Company believes it has sufficient liquidity to fund operations for the foreseeable future.

Subsequent to November 28, 2009, the Company extended the maturity date of two store mortgages by one year to December 2010. In connection with these extensions, the lenders required the Company to make $1.1 million of additional principal payments in January 2010. There were no other significant modifications to the mortgages. The Company also has another $2.4 million store mortgage that currently matures in March of 2010. Although there can be no assurance, the Company plans to refinance or obtain an extension prior to the maturity date.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With approximately 105 Bassett stores, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 750 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of fiscal 2009, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the delays or difficulties in converting some of Bassett’s non-operating assets to cash; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations - Unaudited

(In thousands, except for per share data)

	13 Weeks Ended November 28, 2009		13 Weeks Ended November 29, 2008		52 Weeks Ended November 28, 2009		53 Weeks Ended November 29, 2008
	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Net sales	$59,523	100.0%	$61,678	100.0%	$232,722	100.0%	$288,298	100.0%

Cost of sales	31,845	53.5%	36,978	60.0%	129,882	55.8%	173,399	60.1%

Gross profit	27,678	46.5%	24,700	40.0%	102,840	44.2%	114,899	39.9%

Selling, general and administrative expense excluding bad debt and notes receivable valuation charges	24,850	41.7%	27,080	43.9%	103,789	44.6%	116,576	40.4%
Bad debt and notes receivable valuation charges	2,241	3.8%	5,757	9.3%	15,205	6.5%	11,769	4.1%
Income for Continued Dumping & Subsidy Offset Act	(1,627)	-2.7%	(2,122)	-3.4%	(1,627)	-0.7%	(2,122)	-0.7%
Restructuring, asset impairment charges and unusual gain, net	1,599	2.7%	3,790	6.1%	2,987	1.3%	3,070	1.1%
Lease exit costs	372	0.6%	-	0.0%	2,434	1.0%	642	0.2%
Proxy defense costs	-	0.0%	-	0.0%	-	0.0%	1,418	0.5%

Income (loss) from operations	243	0.4%	(9,805)	-15.9%	(19,948)	-8.6%	(16,454)	-5.7%

Other income (loss), net	825	1.4%	(6,496)	-10.5%	(4,505)	-1.9%	(6,956)	-2.4%

Income (loss) before income taxes	1,068	1.8%	(16,301)	-26.4%	(24,453)	-10.5%	(23,410)	-8.1%
Income tax benefit (provision)	1,498	2.5%	(21,527)	-34.9%	1,754	0.8%	(16,945)	-5.9%

Net income (loss)	$2,566	4.3%	$(37,828)	-61.3%	$(22,699)	-9.8%	$(40,355)	-14.0%

Basic earnings (loss) per share:	$0.22		$(3.24)		$(1.99)		$(3.46)

Diluted earnings (loss) per share:	$0.22		$(3.24)		$(1.99)		$(3.46)

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited) November 28, 2009	November 29, 2008
Assets
Current assets
Cash and cash equivalents	$23,221	$3,777
Accounts receivable, net	34,605	40,793
Inventories	33,388	42,293
Other current assets	13,312	13,628

Total current assets	104,526	100,491

Property and equipment
Cost	152,153	156,068
Less accumulated depreciation	101,517	98,913

Property and equipment, net	50,636	57,155

Investments	14,931	35,060
Retail real estate	28,793	29,588
Notes receivable, net	8,309	13,608
Other	9,034	9,140

	61,067	87,396

Total assets	$216,229	$245,042

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$14,711	$18,747
Accrued compensation and benefits	6,490	4,618
Customer deposits	5,946	6,725
Dividends payable	-	1,142
Other accrued liabilities	11,730	10,977
Current portion of real estate notes payable	4,393	812

Total current liabilities	43,270	43,021

Long-term liabilities
Post employment benefit obligations	10,841	12,829
Bank debt	15,000	19,000
Real estate notes payable	16,953	21,346
Distributions in excess of affiliate earnings	10,954	11,910
Other long-term liabilities	8,877	6,757

	62,625	71,842

Commitments and Contingencies

Stockholders’ equity
Common stock	57,274	57,102
Retained earnings	50,461	73,160
Additional paid-in-capital	481	346
Accumulated other comprehensive income (loss)	2,118	(429)

Total stockholders’ equity	110,334	130,179

Total liabilities and stockholders’ equity	$216,229	$245,042

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - Unaudited

(In thousands)

	52 Weeks Ended November 28, 2009	53 Weeks Ended November 29, 2008
Operating activities:
Net loss	$(22,699)	$(40,355)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	6,604	8,089
Equity in undistributed income of investments and unconsolidated affiliated companies	(2,319)	(890)
Provision for restructuring, asset impairment charges and unusual gain, net	2,987	3,070
Impairment of retail real estate	-	748
Lease exit costs	2,434	642
Provision for lease and loan guarantees	2,834	292
Provision for losses on accounts and notes receivable	15,205	11,769
Other than temporary impairment of investments	1,255	3,296
Realized income from investments	(764)	(1,447)
Deferred income taxes	-	17,403
Payment to terminate lease	(400)	-
Other, net	(2,236)	99
Changes in operating assets and liabilities
Accounts receivable	(6,744)	(13,161)
Inventories	11,704	7,199
Other current assets	3,451	(1,047)
Accounts payable and accrued liabilities	(7,064)	(14,662)

Net cash provided by (used in) operating activities	4,248	(18,955)

Investing activities:
Purchases of property and equipment	(1,094)	(4,702)
Purchases of retail real estate	(2)	(858)
Proceeds from sales of property and equipment	129	2,862
Acquisition of retail licensee stores, net of cash acquired	(481)	(216)
Proceeds from sales of investments	26,234	35,817
Purchases of investments	(6,939)	(6,185)
Dividends from affiliates	3,846	6,091
Net cash received on licensee notes	645	896
Other, net	(127)	(18)

Net cash provided by investing activities	22,211	33,687

Financing activities:
Net (repayments) borrowings under revolving credit facility	(4,000)	9,000
Repayments of real estate notes payable	(797)	(792)
Issuance of common stock	95	296
Repurchases of common stock	(75)	(4,313)
Cash dividends	(1,142)	(18,684)
Other	(1,096)	-

Net cash used in financing activities	(7,015)	(14,493)

Change in cash and cash equivalents	19,444	239
Cash and cash equivalents - beginning of period	3,777	3,538

Cash and cash equivalents - end of period	$23,221	$3,777

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information - Unaudited

(In thousands)

	13 Weeks Ended November 28, 2009	13 Weeks Ended November 29, 2008		52 Weeks Ended November 28, 2009		53 Weeks Ended November 29, 2008
Net Sales
Wholesale	$44,803 (a)	$51,327	(a)	$179,534	(a)	$242,094	(a)
Retail	27,501	22,648		105,378		97,176
Inter-company elimination	(12,781)	(12,297)		(52,190)		(50,972)

Consolidated	$59,523	$61,678		$232,722		$288,298

Operating Income (loss)
Wholesale	$1,340 (b)	$(5,656	)(b)	$(9,100	)(b)	$(3,105	)(b)
Retail	(799)	(2,679)		(8,131)		(10,345)
Inter-company elimination	46	198		1,077		4
Income from CDSOA	1,627	2,122		1,627		2,122
Restructuring, asset impairment charges and unusual gain, net	(1,599)	(3,790)		(2,987)		(3,070)
Lease exit costs	(372)	-		(2,434)		(642)
Proxy defense costs	-	-		-		(1,418)

Consolidated	$243	$(9,805)		$(19,948)		$(16,454)

(a)	Excludes wholesale shipments of $174 and $7,149 for the 13 and 52 weeks ended November 28, 2009 and $2,216 for the 13 and 53 weeks ended November 29, 2008, respectively, for dealers where collectibility is not reasonably assured at time of shipment.
(b)	Includes bad debt and notes receivable valuation charges as follows:

	November 28, 2009	November 29, 2008
Quarter ended	$2,241	$5,757
Year ended	15,205	11,769

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Reconciliation of Net Income (Loss) as Reported to Net Income (Loss) as Adjusted (Unaudited)

(In thousands, except for per share data)

	13 Weeks Ended November 28, 2009	Per Share	13 Weeks Ended November 29, 2008	Per Share	52 Weeks Ended November 28, 2009	Per Share	53 Weeks Ended November 29, 2008	Per Share
Net income (loss) as reported	$2,566	$0.22	$(37,828)	$(3.24)	$(22,699)	$(1.99)	$(40,355)	$(3.46)
One-time tax benefit for net operating loss carryback	(1,672)	(0.15)	-	-	(1,672)	(0.15)	-	-
Income from CDSOA	(1,627)	(0.14)	(2,122)	(0.18)	(1,627)	(0.14)	(2,122)	(0.18)
Restructuring, asset impairment charges and unusual gains, net	1,599	0.14	3,790	0.32	2,987	0.26	3,070	0.26
Lease exit costs	372	0.03	-	-	2,434	0.21	642	0.06
Proxy defense cost	-	-	-	-	-	-	1,418	0.12
Other than temporary impairment of securities	-	-	3,098	0.27	1,255	0.11	3,296	0.28
Deferred tax impairment charge (a)	-	-	23,383	2.00	-	-	23,383	2.00

Net income (loss) as adjusted	$1,238	$0.10	$(9,679)	$(0.83)	$(19,322)	$(1.69)	$(10,668)	$(0.91)

The Company has included the “as adjusted” information because it uses, and believes that others may use, such information in comparing the Company’s operating results from period to period. However, the items excluded in determining the “as adjusted” information are significant components in understanding and assessing the Company’s overall financial performance for the periods covered.